EXHIBIT 5

The transactions are made for the securities of Japanese companies.  The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

December 10, 2020
To whom it may concern

Company Name: Resona Holdings, Inc.
(Name of Representative: Masahiro Minami, President and Representative Executive Officer)
(Securities code: 8308; Tokyo Stock Exchange First Section)

Notice Regarding Results of the Tender Offer for
Shares of Kansai Mirai Financial Group, Inc. (Securities Code: 7321)

On November 10, 2020, Resona Holdings, Inc. (the “Tender Offeror”) decided to acquire common stock (the “Target Company Shares”) of Kansai Mirai Financial Group, Inc. (securities code: 7321, listed on the First Section of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”); the “Target Company”) and Share Options (for the definition of the Share Options, please see “(3) Class of Shares for Purchase” under “1. Overview of Purchase” below) by way of tender offer (the “Tender Offer”) under the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended; the “Act”), and it commenced the Tender Offer on November 11, 2020. The Tender Offer was completed on December 9, 2020, and the Tender Offeror hereby announces the results thereof as follows.

1.	Overview of the Purchase

(1)	Name and Location of the Tender Offeror

Resona Holdings, Inc.
5-65, Kiba 1-chome, Koto-ku, Tokyo

(2)	Name of the Target Company

Kansai Mirai Financial Group, Inc.

(3)	Class of Shares for Purchase

(a)	Common stock

(b)	Share options

A.
Share options (“First Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the First Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 20, 2042)

B.
Share options (“Second Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the Second Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 19, 2043)

C.
Share options (“Third Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the Third Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 18, 2044)

D.
Share options (“Fourth Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the Fourth Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 17, 2045)

E.
Share options (“Fifth Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the Fifth Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 21, 2046)

F.
Share options (“Sixth Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the Sixth Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 21, 2047)

(Note)
Minato Bank, Ltd.’s First Issue of Share Options are those that were issued based on the resolution at its board of director’s meeting held on June 28, 2012; its Second Issue of Share Options are those that were issued based on the resolution of its board of director’s meeting held on June 27, 2013; its Third Issue of Share Options are those that were issued based on the resolution at its board of director’s meeting held on June 27, 2014; its Forth Issue of Share Options are those that were issued based on the resolution at its board of director’s meeting held on June 26, 2015; its Fifth Issue of Share Options are those that were issued based on the resolution at its board of director’s meeting held on June 29, 2016; and its Sixth Issue of Share Options are those that were issued based on the resolution of its board of director’s meeting held on June 29, 2017.

The First Issue of Share Options, the Second Issue of Share Options, the Third Issue of Share Options, the Fourth Issue of Share Options, the Fifth Issue of Share Options, and the Sixth Issue of Share Options are collectively referred to as the “Share Options.”

(4)          Number of Shares to be Purchased

Number of Shares to be Purchased	Minimum Number of Shares to be Purchased	Maximum Number of Shares to be Purchased
132,294,503 shares	29,385,393 shares	- shares

(Note 1)
If the total number of the shares tendered in the Tender Offer (the “Tendered Shares”) is less than the minimum number of shares to be purchased (29,385,393 shares), none of the Tendered Shares will be purchased. If the total number of the Tendered Shares is equal to or above the minimum number of shares to be purchased (29,385,393 shares), all of the Tendered Shares will be purchased.

(Note 2)
The “Number of Shares to be Purchased” above is the possible maximum number of Target Company Shares to be acquired by the Tender Offeror through the Tender Offer. This maximum number of shares (132,294,503 shares) is obtained by (i) adding the number of Target Company Shares (376,356 shares) subject to 1,588 Share Options as of May 31, 2020, as stated in the annual securities report for the 3rd fiscal year (the “Securities Report”) submitted by the Target Company on June 26, 2020, to the total number of issued shares of the Target Company Shares as of September 30, 2020, as stated in the “Second Quarter (Interim Period) Summary of the Financial Statement for the Period Ending March 2021 Japan Standard (Consolidated)” (the “Second Quarter Summary of Financial Statements”), which was released by the Target Company on November 10, 2020 (372,876,219 shares), and (ii) deducting therefrom the total of the number of treasury shares pertaining to the Target Company Shares owned by the Target Company as of September 30, 2020, as stated in the Second Quarter Summary of Financial Statements (390,470 shares), the number of Target Company Shares owned by the Tender Offer as of November 10, 2020 (190,721,180 shares), and the number of Target Company Shares owned by Sumitomo Mitsui Banking Corporation that are not planned to be tendered in the Tender Offer (49,846,422 shares).

(Note 3)
Shares in quantities of less than one unit are also subject to the Tender Offer. If a right to demand the purchase of shares in quantities of less than one unit is exercised by a shareholder pursuant to the Companies Act (Act No. 86 of 2005, as amended), the Target Company may purchase those shares during the purchase period in the Tender Offer (the “Tender Offer Period”) in accordance with the procedures under the laws and regulations.

(Note 4)	The Tender Offeror does not intend to acquire treasury shares owned by the Target Company through the Tender Offer.

(Note 5)
It is possible that the Share Options will be exercised by the end of the Tender Offer Period; however, the Target Company Shares to be issued or delivered upon such exercise are also subject to the Tender Offer.

(5)	Purchase Period

(a)	Period Originally Specified in the Registration Statement

From November 11, 2020 (Wednesday) until December 9, 2020 (Wednesday) (20 business days)

(b)	Possibility of Extension upon Request of the Target Company

If the Target Company submits a report to express an opinion, stating that it requests an extension of the Tender Offer Period, pursuant to Article 27-10(3) of the Act, the Tender Offer Period would be 30 business days until December 23, 2020 (Wednesday). However, this did not happen.

(6)	Purchase Price

500 yen per one share of common stock
One yen per share option of the First Issue of Share Options
One yen per share option of the Second Issue of Share Options
One yen per share option of the Third Issue of Share Options
One yen per share option of the Fourth Issue of Share Options
One yen per share option of the Fifth Issue of Share Options
One yen per share option of the Sixth Issue of Share Options

2.	Results of the Purchase

(1)	Whether the Tender Offer Has Been Successful

In the Tender Offer, there was a condition that if the total number of the Tendered Shares is less than the minimum number of shares to be purchased (29,385,393 shares), none of the Tendered Shares will be purchased. However, the total number of the Tendered Shares (34,441,469 shares) has reached the minimum number of shares to be purchased (29,385,393 shares); therefore, the Tender Offeror will purchase all of the Tendered Shares, as stated in the Public Notice for the Commencement of the Tender Offer and the Tender Offer Registration Statement (including the matters corrected by the Amendment Statement to the Tender Offer Registration Statement dated November 20, 2020).

(2)	Date of Public Notice and Name of Newspaper for Public Notice of the Results of the Tender Offer

The Tender Offeror announced the results of the Tender Offer to the press at the Tokyo Stock Exchange on December 10, 2020, pursuant to Article 27-13(1) of the Act, in accordance with the methods stipulated in Article 9-4 of the Order for Enforcement of the Financial Instruments and Exchange Act of Japan (Cabinet Order No. 321 of 1965, as amended; the “Order”) and Article 30-2 of the Cabinet Office Order on Disclosure Required for Tender Offer for Shares Certificates by Persons Other Than Issuers (Ministry of Finance Order No. 38 of 1990, as amended; the “Cabinet Office Order”).

(3)	Number of Shares Purchased

Class of shares	(a) Number of tenders converted into shares	(b) Number of purchases converted into shares
Shares	34,441,469 shares	34,441,469 shares
Share option certificates	- shares	- shares
Corporate bond certificates with share options	- shares	- shares
Beneficiary certificates of shares in trust ( )	- shares	- shares
Depositary receipts for shares ( )	- shares	- shares
Total	34,441,469 shares	34,441,469 shares
(Total number of shares (diluted))	- shares	(- shares)

(4)          Changes in Share Ownership Ratio after the Purchase

Number of voting rights pertaining to shares owned by the Tender Offeror before the purchase	1,907,211 voting rights	(Share ownership ratio before the purchase: 51.15%)
Number of voting rights pertaining to shares owned by specially related parties before the purchase	809,295 voting rights	(Share ownership ratio before the purchase: 21.70%)
Number of voting rights pertaining to shares owned by the Tender Offeror after the purchase	2,251,626 voting rights	(Share ownership ratio after the purchase: 60.39%)
Number of voting rights pertaining to shares owned by specially related parties after the purchase	515,197 voting rights	(Share ownership ratio after the purchase: 13.82%)
Number of voting rights of all shareholders of the Target Company	3,718,366 voting rights

(Note 1)
The “number of voting rights pertaining to shares owned by specially related parties before the purchase” is the total number of voting rights pertaining to shares (including shares that fall under the definition of Article 7(1)(iii) of the Order) owned by specially related parties (excluding those specially related parties who are excluded from being a specially related party under Article 3(2)(i) of the Cabinet Office Order for the purpose of calculating the share ownership ratio under Article 27-2(1) of the Act; the same applies below).

(Note 2)
The “number of voting rights pertaining to shares owned by specially related parties after the purchase” is the total sum of: (i) the number of voting rights pertaining to shares (including shares that fall under the definition of Article 7(1)(iii) of the Order; the same applies in this (Note 2) below) owned by Resona Asset Management Co., Ltd., which falls under the definition of a specially related party based on the formal standards of the Tender Offeror (for the purpose of this (Note 2), the “Specially Related Party”), as of December 9, 2020 (16,733 voting rights); and (ii) the number of voting rights pertaining to shares owned by specially related parties (excluding the Specially Related Party) as of today. The Tender Offeror will confirm the number of voting rights pertaining to shares owned by the Specially Related Party as of today; and if any correction is necessary, it will disclose details of the correction.

(Note 3)
The “number of voting rights of all shareholders of the Target Company” is the number of voting rights of all shareholders as of September 30, 2020, as stated in the Second Quarterly Report for the Fourth Fiscal Year, which was released by the Target Company on November 20, 2020) (one unit of shares is stated to consist of 100 shares). However, since shares in quantities of less than one unit and the Target Company Shares issued or delivered as a result of exercising the Share Options are also subject to the purchase, for the purpose of calculating the “share ownership ratio before the purchase” and the “share ownership ratio after the purchase,” the number of voting rights (3,728,621 voting rights) pertaining to the number of shares (372,862,105 shares) obtained by deducting (a) from (b) was used as the denominator, wherein (a) is the number of treasury shares owned by the Target Company as of September 30, 2020, as stated in the Second Quarter Summary of Financial Statements (390,470 shares), and (b) is obtained by adding the number of the Target Company Shares (376,356 shares) subject to the Share Options (1,588 share options) as of May 31, 2020, as stated in the Securities Report to the total number of issued shares of the Target Company Shares as of September 30, 2020, as stated in the Second Quarter Summary of Financial Statements (372,876,219 shares).

(Note 4)	With regard to the “share ownership ratio before the purchase” and the “share ownership ratio after the purchase,” any fraction is rounded off to two decimal places.

(5)	Calculation if the Purchase through the Tender Offer is Conducted on a Pro Rata Basis

Not applicable.

(6)	Settlement Method

(a)	Name and Head Office Location of Financial Instruments Business Operator, Bank, and Any Other Institution Conducting Settlement of Purchase

Daiwa Securities Co. Ltd.          9-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(b)	Commencement Date of Settlement

December 16, 2020 (Wednesday)

(c)	Settlement Method

Without delay following the conclusion of the Tender Offer Period, a notice of the purchase through the Tender Offer will be mailed to the addresses or locations of shareholders who have accepted the offer for the purchase of or who make an offer for sales of the shares subject to the Tender Offer (the “Tendering Shareholders”) (or the addresses of the standing proxies in the case of shareholders who are foreign residents (including corporate shareholders, “Foreign Shareholders”)).

Purchase will be made by cash. The proceeds from selling the shares through the purchase will be paid without delay on and after the commencement date of settlement, at the instruction of the Tendering Shareholder, from the Tender Offer Agent to the place designated by the Tendering Shareholder (or the standing proxy in the case of Foreign Shareholders) (remittance fees may be charged), or to the account of the Tendering Shareholder within the Tender Offer Agent who accepted the tender.

3.	Policies after the Tender Offer and Future Prospects

The policies after the Tender Offer have not changed from the “Notice Regarding Commencement of Tender Offer for Shares of Kansai Mirai Financial Group, Inc. (Securities Code: 7321)” dated November 10, 2020, and announced by the Tender Offeror (including the matters corrected by the “(Correction) Notice Regarding Partial Correction of the ’Notice Regarding Commencement of Tender Offer for Shares of Kansai Mirai Financial Group, Inc. (Securities Code: 7321)’” dated November 20, 2020, and announced by the Tender Offeror).

As of today, the Target Company Shares are listed on the First Section of the Tokyo Stock Exchange. However, the Tender Offeror intends to implement the procedures to acquire all Target Company Shares (including the Target Company Shares to be delivered upon exercise of the Share Options but excluding the Target Company Shares owned by the Tender Offeror and treasury shares owned by the Target Company). In such a case, the Target Company Shares will be delisted through the prescribed procedures in accordance with the delisting criteria of the Tokyo Stock Exchange.

4.	Place Where Copies of the Tender Offer Report are Available for Public Inspection

Resona Holdings, Inc          5-65, Kiba 1-chome, Koto-ku, Tokyo

Tokyo Stock Exchange, Inc.          2-1, Nihonbashi, Kabuto-cho, Chuo-ku, Tokyo

End